EXHIBIT 99.2

                                EXHIBIT (4)(c)

                     Other Endorsements (Form END.88.07.90)



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                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                                   ENDORSEMENT

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This endorsement amends the attached Annuity Contract (the "Contract") as follows:

If you are confined to a nursing care facility (as defined below) for thirty
(30) consecutive days or longer, we will waive all withdrawal charges on surrenders or partial withdrawals from the contract, as follows. Such confinement must begin after the contract date. We must receive satisfactory written evidence of such confinement within two (2) months after the confinement ends. We will waive withdrawal charges under this endorsement only for surrenders and withdrawals made during such confinement or within two (2) months after the confinement ends.

"You" means the owner or a joint owner of the Contract. "We" or "Us" means Western Reserve Life Assurance Co. of Ohio.

"Nursing Care Facility" means a skilled or intermediate care facility which meets all of these tests: (1) It must be legally operated to provide skilled or intermediate nursing care to patients at their expense. (2) It must provide licensed nursing care by a registered, licensed practical or vocational nurse (RN, LPN, or LVN); it must do so 24 hours a day under the direction of a physician or registered nurse (RN). (3) It must keep daily medical records for each patient. (4) It is not: a custodial care facility; a home for the aged; an adult congregate living facility; an adult day care center; nor a place mainly for rest, retirement care, or the treatment of alcoholism, mental illness, or drug abuse. It is not a hospital but it may be part of a hospital. A bed, ward, unit or wing not meeting all of the above tests is not considered part of such Nursing Care Facility.

"Skilled or Intermediate Nursing Care" means care using professional nursing methods and procedures administered by licensed health care personnel. Such care includes: post-hospital care; rehabilitation nursing care; maintenance therapy; administration of medications which cannot be self-administered; injections; and catheterization.

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Signed for the Company at its Administrative Office as of the Contract Date set
forth in the Contract, unless a different date is shown here.


      /s/ WILLIAM H. GEIGER                        /s/ JOHN R. KENNEY
            Secretary                                    President